UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2006

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6835 Valjean

Van Nuys, California 91406

(Address of Principal Executive Offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On April 27, 2006, Cherokee Inc. (the “Company”) announced that it had entered into a Termination and Settlement Agreement (the “Agreement”) with Iconix Brand Group, Inc. (“Iconix”) to, among other things, terminate the Company’s Finders Agreement with Mossimo, Inc. dated as of March 2000 in exchange for Iconix’s agreement to pay the Company $33 million in cash.  This transaction is contingent upon and expected to close concurrent with Iconix’s acquisition of Mossimo, Inc., which is currently expected to occur in the third quarter of 2006.  As a result of this transaction, Cherokee has withdrawn its previously announced acquisition proposal of Mossimo, Inc.  This payment is expected to be treated by Cherokee as one-time revenues in the quarter in which it is received.  A copy of the Agreement and a copy of the press release announcing the execution of the Agreement are attached to this Report on Form 8-K and are incorporated herein by this reference.

Item 9.01       Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description
10.1	Termination and Settlement Agreement by and between Cherokee Inc. and Iconix Brand Group, Inc. dated as of April 27, 2006.

99.1	Press release of Cherokee Inc., dated April 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

Dated: April 27, 2006	By:	/s/ Russell J. Riopelle
Russell J. Riopelle
Chief Financial Officer